Exhibit 99.1

Acrivon Therapeutics Reports Third Quarter 2024 Financial Results and Business Highlights

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Positive clinical data with confirmed overall response rate (ORR) = 62.5% (95% CI, 30.4-86.5) and prospective ACR-368 OncoSignature patient selection (p = 0.009) from ongoing ACR-368 registrational-intent Phase 2b endometrial cancer study presented at ESMO

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Endometrial cancer, a tumor type identified by AP3 as particularly sensitive to ACR-368 treatment, represents the first potential approval opportunity for ACR-368, in second line, with options to move into the front-line setting being evaluated

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Completed planned enrollment of first dose-escalation cohort in ongoing Phase 1 study of ACR-2316, company’s second clinical stage asset, internally discovered using AP3

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Cash, cash equivalents and marketable securities of $202.8 million as of September 30, 2024, expected to fund operations into the second half of 2026

WATERTOWN, Massachusetts, November 13, 2024 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage precision medicine company utilizing its Acrivon Predictive Precision Proteomics (AP3) platform for the discovery, design, and development of drug candidates through a mechanistic match to patients whose disease is predicted sensitive to the specific treatment, today reported financial results for the third quarter ended September 30, 2024 and reviewed recent business highlights.

“Our team continues to deliver impressive progress advancing a pipeline of differentiated clinical stage therapies,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon. “During the third quarter, we shared promising data from our Phase 2b study of ACR-368, demonstrating a confirmed 62.5% ORR in patients with high-grade endometrial cancer - a tumor type identified by AP3 as sensitive to ACR-368. Equally important, we further validated our ACR-368 OncoSignature prospective patient selection with a p-value = 0.009. We continue to believe endometrial cancer provides the first potential approval opportunity for ACR-368. Our recently conducted, blinded KOL market research confirmed the significant unmet need for the approximately 30,000 annual new cases of high-grade endometrial cancer in the U.S., and we believe that ACR-368 could offer an important treatment option for this devastating disease. In addition, we advanced ACR-2316 into the clinic ahead of schedule in just 15 months from initial lead to Phase 1 trial initiation, uniquely enabled by AP3, with the planned first dose-escalation cohort now fully enrolled. These significant milestones underscore the power of our proprietary generative AI and machine learning-driven AP3 Interactome applied to our growing in-house data sets for streamlined drug discovery and clinical development.”

Recent Highlights

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Presented positive interim endometrial cancer data at the European Society for Medical Oncology congress (ESMO) and at a subsequent corporate event, from the ongoing, registrational-intent, multicenter Phase 2b trial of ACR-368 in patients with endometrial adenocarcinoma who had progressed on prior anti-PD-1 therapy, unless ineligible. Endometrial cancer had not been previously studied in prior ACR-368 trials sponsored by Eli Lilly and Company. Using AP3 for indication screening, this tumor type was predicted to be particularly sensitive to ACR-368 prior to the current ongoing Phase 2b study. The data were based on 35 safety-evaluable patients, of which 23 (8 OncoSignature-positive (BM+) and 15 OncoSignature-negative (BM-) patients) were efficacy-evaluable with at least one on-treatment scan (data cut-off July 25, 2024).
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Confirmed ORR, per RECIST 1.1, of 62.5% (95% CI, 30.4-86.5) was observed in the cohort of prospectively-selected BM+ patients who were efficacy-evaluable
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Median duration of response (mDOR) was not yet reached at the time of data cut-off (~6 months)
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All confirmed responders had progressed on prior chemo and anti-PD-1 therapy and best overall response (BOR) in last prior line was predominantly progressive disease (PD) in the confirmed ACR-368 responders
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Consistent with the ACR-368 OncoSignature prediction being independent of genetic alterations and tissue type, confirmed responses were observed across molecular and histological subtypes
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Achieved statistically significant segregation of responders in BM+ versus BM- subgroups based on prospective OncoSignature patient selection (p-value = 0.009)
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Consistent with past trials and earlier reported data from this trial, the ACR-368 treatment-related adverse events (AEs) observed were limited, predominantly transient, reversible, mechanism-based hematological AEs, which typically occurred during the first 1-2 cycles of therapy. There was a notable absence of long-lasting myelosuppression, or the typical more severe non-hematological AEs commonly seen with antibody drug conjugates and chemotherapy.
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Provided a summary of company-conducted, blinded third-party KOL market research which showed strong interest in the emerging clinical profile of ACR-368 (product name blinded) as an important potential therapy in the rapidly evolving treatment landscape of high-grade, recurrent endometrial cancer where second-line options are now limited due to the recent approval of anti-PD-1 and chemotherapy as front-line therapy
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An estimated ~30K new cases of high-grade, locally advanced or metastatic, recurrent (progressed on anti-PD-1 and chemotherapy) endometrial cancer per year in the U.S.

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~90% of these patients will progress to second line
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The recent approval of pembrolizumab plus chemotherapy as a front-line treatment leaves a significant unmet need in the second line, where the bar based on reported chemotherapy efficacy in the second line is an ORR of 14.7% and median progress-free survival of 3.8 months (Makker et al; N Engl J Medicine, 2022), which potentially overestimates the current ORR for chemotherapy in the second line, given this was based on patients that had only received prior chemotherapy, but not prior anti-PD-1
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The company’s ongoing single-arm, registrational-intent Phase 2b monotherapy trial in endometrial cancer represents the first potential accelerated approval opportunity for ACR-368
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The company is evaluating options to potentially move into the front-line setting as part of its confirmatory trial strategy
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Began dosing patients, two quarters ahead of original timelines, in the Phase 1 monotherapy clinical trial of ACR-2316, a potent, selective WEE1/PKMYT1 inhibitor designed by AP3 to overcome the limitations of single-target WEE1 and PKMYT1 inhibitors
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ACR-2316 was internally discovered and advanced in 15 months from initial lead to Phase 1 trial initiation, which was uniquely enabled by AP3
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The Phase 1 study will assess the safety and tolerability of ACR-2316. Additionally, the study will seek to establish the pharmacokinetic profile, evaluate preliminary anti-tumor activity and determine the recommended Phase 2 monotherapy dose. Dose optimization will be guided by drug target engagement in alignment with the Food and Drug Administration’s Project Optimus. AP3-based indication finding and OncoSignature development is ongoing.
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Completed planned enrollment of the first patient cohort of the dose-escalation portion of the Phase 1 trial
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Presented multiple datasets demonstrating the deployment of the company’s AP3 platform for streamlined, machine learning-driven drug discovery and clinical development at two scientific conferences - Human Proteome Organization World Congress and EORTC-NCI-AACR Symposium
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AP3-identified clinical biomarkers for ACR-368 led to the development of the response-predictive ACR-368 OncoSignature assay which has shown statistically significant prospective validation and responder enrichment in the ongoing registrational-intent Phase 2b study
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ACR-2316 was uniquely enabled and optimized by AP3 to deliver superior single-agent activity, complete tumor regression and pro-apoptotic tumor cell death through potent activation of CDK1, CDK2, and PLK1

Anticipated Upcoming Milestones

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Provide program updates from our ongoing registrational-intent Phase 2b trial of ACR-368 in patients with gynecological cancers prospectively predicted sensitive to ACR-368 in the first half of 2025
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Report initial data from the Phase 1 clinical study of ACR-2316, which is enriched for tumor types predicted to be sensitive to monotherapy through AP3-based indication finding, in the second half of 2025
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Advance a new potential first-in-class cell cycle drug discovery program for an undisclosed target towards development candidate nomination in 2025

Third Quarter 2024 Financial Results

Net loss for the quarter ended September 30, 2024 was $22.4 million compared to a net loss of $14.5 million for the same period in 2023.

Research and development expenses were $18.9 million for the quarter ended September 30, 2024 compared to $10.3 million for the same period in 2023. The difference was primarily due to the continued development of ACR-368 -- which included the progression of the ongoing clinical trial and the achievement of milestones for the companion diagnostic, the initiation of the ACR-2316 clinical trial in the third quarter of 2024, and increased personnel costs to support these development activities.

General and administrative expenses were $6.3 million for the quarter ended September 30, 2024 compared to $5.9 million for the same period in 2023. The difference was primarily due to increased personnel costs, inclusive of non-cash stock compensation expense.

As of September 30, 2024, the company had cash, cash equivalents and marketable securities of $202.8 million, which is expected to fund our operating expenses and capital expenditure requirements into the second half of 2026.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing Acrivon’s proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics, or AP3. The AP3 platform is engineered to measure compound-specific effects on the entire tumor cell protein signaling network and drug-induced resistance mechanisms in an unbiased manner. These distinctive capabilities enable AP3’s direct application for drug design optimization for monotherapy activity, the identification of rational drug combinations, and the creation of drug-specific proprietary OncoSignature companion diagnostics that are used to identify the patients most likely to benefit from Acrivon’s drug candidates. Acrivon is currently advancing its lead candidate, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a registrational-intent Phase 2b trial across multiple tumor types. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as monotherapy based on OncoSignature-predicted sensitivity in patients with platinum-resistant ovarian or endometrial cancer. Acrivon’s ACR-368 OncoSignature test, which has not yet obtained regulatory approval, has been extensively evaluated in preclinical studies, including in two separate, blinded, prospectively-designed studies on pretreatment tumor biopsies collected from past third-party Phase 2 trials in patients with ovarian cancer treated with ACR-368. The FDA has granted Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of ovarian cancer patients who may benefit from ACR-368 treatment. The company reported positive clinical data for ovarian and endometrial cancers in April 2024, and in September 2024 it reported additional positive clinical data for endometrial cancer, including a confirmed overall response rate of 62.5% (95% CI, 30.4 - 86.5) and further validation of its prospective OncoSignature selection of patients predicted sensitive to ACR-368 by showing segregation of responders in OncoSignature-positive versus OncoSignature-negative patients (p = 0.009). The median duration of treatment was not yet reached, but the duration on study was 6 months at the time of the data cut.

In addition to ACR-368, Acrivon is also leveraging its proprietary AP3 precision medicine platform for developing its co-crystallography-driven, internally-discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as demonstrated in preclinical studies against benchmark inhibitors. In addition, the company has a preclinical cell cycle program with an undisclosed target.

Acrivon has developed AP3 Interactome, a proprietary, computational analytics platform driven by machine learning for integrated comprehensive analyses across all large, in-house AP3 phosphoproteomic drug profiling data sets to advance its in-house research programs.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, preclinical and clinical results, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$18,864	$10,267	$45,362	$30,546
General and administrative	6,276	5,870	18,883	15,504
Total operating expenses	25,140	16,137	64,245	46,050
Loss from operations	(25,140)	(16,137)	(64,245)	(46,050)
Other income (expense), net:
Interest income	2,698	1,768	6,838	5,345
Other income (expense), net	1	(97)	(318)	(431)
Total other income, net	2,699	1,671	6,520	4,914
Net loss	$(22,441)	$(14,466)	$(57,725)	$(41,136)
Net loss per share - basic and diluted	$(0.59)	$(0.66)	$(1.79)	$(1.87)
Weighted-average common stock outstanding - basic and diluted	38,105,131	22,081,162	32,297,457	21,991,509
Comprehensive loss:
Net loss	$(22,441)	$(14,466)	$(57,725)	$(41,136)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments, net of tax	801	125	865	(207)
Comprehensive loss	$(21,640)	$(14,341)	$(56,860)	$(41,343)

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (unaudited, in thousands)

	September 30, 2024	December 31, 2023

Assets
Cash and cash equivalents	$43,415	$36,015
Investments	159,428	91,443
Other assets	11,841	10,807
Total assets	$214,684	$138,265
Liabilities and Stockholders' Equity
Liabilities	17,792	17,070
Stockholders' Equity	196,892	121,195
Total Liabilities and Stockholders' Equity	$214,684	$138,265